For Immediate Release

      BrainStorm Cell Therapeutics Appoints Dr. Robert Shorr to the Board of Directors Renowned Scientist, Entrepreneur and Business Development Veteran to Add Significant Value in Creating Alliances, Financing and Development


Tel Aviv, Israel - March 31, 2005 - BrainStorm Cell Therapeutics (OTC BB:
BCLI.OB), an emerging company in stem cell therapeutics for neurodegenerative diseases, today announced that Dr. Robert G.L. Shorr was appointed to the Board of Directors.

Dr. Shorr has an eminent stature in the biotechnology and pharmaceutical space, having participated in the financing, business growth and development of multiple companies. His expertise varies from technological innovation through strategic planning and implementation of research and business development, to the founding, financing and guiding of full commercialization of biotechnology ventures.

Currently, Dr. Shorr is President of Cornerstone Pharmaceuticals, engaged in clinical development of a novel drug delivery technology for cancer . Concurrently, as a member of the Department of Biomedical Engineering at SUNY Stony Brook, he acts as Director of Business Development for the university's Center for Advanced Technology. Since 1999 he has also served a trustee of Tissue Engineering Charities, Imperial College, London. In addition, he has continued financial interests and investments as a Principal in Altira Capital and Consulting LLC

Prior to his current activities, Dr. Shorr was VP Science and Technology/Chief Scientist for United Therapeutics/Unither (NASDAQ:UTHR) where he invented PEGylated prostacylcin for pulmonary hypertension. From 1991 - 1998, as VP Science and Technology at Enzon (NASDAQ:ENZN),he was responsible for the development and regulatory approval of the blockbuster drug, PEG INTRON A, with annual worldwide sales $1.5 billion for Hepatitis and Melanoma. Dr. Shorr's track record also includes being Founder, VP Technology and Chief Scientific Officer for AT Biochem, later sold to FMC and Associate Director, Department of Molecular Pharmacology at SmithKline and French from 1982 - 1988.

Dr. Shorr has published more than 100 scientific/technical articles and has more than 100 inventions, issued or patent-pending worldwide, many of them commercialized. He holds a B.Sc. In Biology from the State University of Buffalo, a D.I.C., from the University of London - Imperial College of Science and Technology and a Ph.D. from the University of London.

"We are delighted and honored that Rob Shorr has joined our Board and believe that his remarkable accomplishments will translate in to significant contributions for the Company on all fronts to enable rapid progress towards providing novel cell therapeutic solutions for treatment of debilitating and incurable neurodegenerative diseases, such as Parkinson's disease," stated Dr. Yaffa Beck, President and CEO.
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About BrainStorm Cell Therapeutics Inc.
BrainStorm Cell Therapeutics Inc. is an emerging company developing neural-like stem cell therapeutic products, NurOwn(TM), based on autologous bone marrow derived stromal cells, for treatment of neurodegenerative diseases. NurOwn(TM) patent pending technology is based on discoveries made by the team of prominent neurologist, Prof. Eldad Melamed, Head of Neurology at Rabin Medical Center, and expert cell biologist Dr. Daniel Offen, at the Felsenstein Medical Research Center of Tel-Aviv University, enabling the differentiation of bone marrow derived stem cells into functional neurons, as demonstrated in animal models. The company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University. The company's initial focus is on developing treatments for Parkinson's Disease.

About Stem Cell Therapy
Stem cells are non-specialized cells with a remarkable potential for both self-renewal and differentiation into cell types with a specialized function, such as muscle, blood or brain cells. Stem cells may be sourced from fetal or embryonic tissue or from adult tissue reservoirs such as bone marrow. Use of embryonic stem cells, has become the center of significant ethical and moral debate. In contrast, use of adult stem cells does not face the same moral or legal controversy. Stem cell therapy aims to "cure" disease by replacing the 'diseased' cells with 'healthy' cells derived from stem cells. This approach has the potential to revolutionize medicine and, if successful, the implied commercial opportunities are great. Currently, both embryonic stem cells (ESC) and adult stem cells (ASC) are being explored as the potential basis for multiple cell therapy products.

About Parkinson's Disease
Parkinson's Disease (PD), which was first described by James Parkinson in 1817 as "the shaking palsy", is a chronic, progressive neurodegenerative disorder, affecting the brain cells responsible for production of dopamine. The symptoms include tremors, rigidity, slowness of movement and impaired balance. Over four million people in the developed world, including as many as 1.5 million Americans, mainly over the age of 65, are diagnosed with PD. That figure is predicted to rise by 10% by 2010. Pharmaceutical treatments of PD with an estimated combined annual market value of $4 billion, are insufficient to meet patient needs. The search for more effective treatments continues.

Safe Harbor Statement:
Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc. actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, risks associated with BrainStorm Cell Therapeutics Inc. limited operating history, history of losses and expectation to incur losses for the foreseeable future; need to raise additional capital to execute on its business plan; dependence on its license to Ramot's technology and ability to meet its funding and payment obligations included in such license agreement; ability, together with its licensor, to adequately protect the NurOwn(TM) technology; dependence on key executives who have recently joined the company and on its scientific consultants; ability to identify, negotiate and successfully implement strategic partnering
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relationships; ability to complete clinical trials successfully and to obtain required regulatory approvals; competition with companies, some of which have greater resources and experience in developing and obtaining regulatory approval for treatments in BrainStorm Cell Therapeutics Inc. market; the limited public trading market for BrainStorm Cell Therapeutics Inc. stock which may never develop into an active market; and other factors detailed in BrainStorm Cell Therapeutics Inc. annual report on From 10-KSB, quarterly reports on Form 10-QSB, current reports on From 8-K and other filings with the Securities and Exchange Commission available at http://www.sec.gov/ or by request to the Company.